EXHIBIT 99.2

Release date: March 26, 2004

TULLY’S COFFEE HOLDS ANNUAL SHAREHOLDERS MEETING

SEATTLE—Tully’s Coffee Corporation held its annual shareholders meeting on Thursday, March 25, 2004 at The Museum of Flight in Seattle. At the meeting, Tully’s shareholders cast 20.9 million votes (in person or by proxy), representing 54.2 percent of the eligible votes. The shareholders reelected seven directors to the company’s board of directors and ratified the selection of the company’s independent accountants, Moss Adams LLP. Each of the nominees and the proposal received the affirmative vote of approximately 99 percent of the votes cast.

During the meeting, the company presented information regarding its operating results for the fiscal year ended March 30, 2003 and the 39-week period ended December 28, 2003, and the comparative prior periods. Tully’s Coffee President and CEO Tony Gioia said that the company has reported positive comparable store sales for the past five quarters, and predicted that the company would report positive comparable store sales for the fourth quarter of fiscal 2004, which ends on Sunday, March 28, 2004. Mr. Gioia also noted that Tully’s premium coffees are now sold in approximately 1,700 grocery stores. Kristopher Galvin, CFO of the company, reported the opening of two new Tully’s stores in the fourth quarter (one company-operated store and one licensed store).

Tom T. O’Keefe, the company’s founder and chairman of the board, and the company officers addressed shareholder questions during the question and answer period that followed the meeting. Tully’s Coffee has provided the accompanying “Q & A regarding Possible Integration of Tully’s Coffee Corporation and Tully’s Coffee Japan” due to questions regarding a recent company announcement about preliminary discussions with Tully’s Coffee Japan concerning possible integration of the two companies.

Shareholders who did not receive the proxy materials and annual report provided to shareholders in early March in connection with the annual shareholders meeting are encouraged to contact the Tully’s Coffee Investor Relations Department at (206) 233-2070 ext. 2907.

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TULLY’S COFFEE HOLDS ANNUAL SHAREHOLDERS MEETING

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Founded in 1992, Tully’s Coffee Corporation is a leading specialty coffee retailer, wholesaler and roaster. Tully’s three operating divisions include retail, wholesale and international. The retail division operates specialty retail stores in Washington, Oregon, California, and Idaho, serving premium coffees from around the world, along with other complementary products. The wholesale division distributes Tully’s fine coffees and related products through offices, food service outlets and leading supermarkets throughout the West. Tully’s international division supports Tully’s licensees in Asia. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S., in Seattle. For more information, call (800) 96-Tully or visit the Web site at www.tullys.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Factors that could result in such a variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2003.

This release does not constitute an offer to sell or a solicitation of an offer to buy any securities under the Securities Act of 1933, as amended.

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Media Contacts:	Louie Richmond / Jason Hamilton

Richmond Public Relations

Tel: (206) 682-6979

Cell: (Jason Hamilton): (206) 595-2593

louie@richmondpr.com

Tully’s Coffee Corporation

Information for March 25, 2004

Annual Shareholders Meeting

Earnings (Loss) before Interest, Taxes, Depreciation and Amortization

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a financial measurement used by Tully’s to measure the Company’s operating performance, excluding the effects of financing costs, income taxes, and non-cash depreciation and amortization. Management views EBITDA as a key indicator of the Company’s operating business performance, and EBITDA is the primary determinant in the computation of management incentive compensation. The following information should be read in conjunction with the consolidated financial statements and other information included in the Company’s Quarterly Report on Form 10-Q for the Quarter Ended December 28, 2003 and its Annual Report on Form 10-K for the Fiscal Year Ended March 30, 2003.

The following table sets forth, for the periods indicated, the computation of EBITDA and reconciliation to the reported amounts for net loss (dollars in thousands):

				Thirty-nine Week Periods Ended
	Fiscal Years Ended			Dec 29, 2002	Dec 28, 2003
	Apr 1, 2001	Mar 31, 2002	Mar 30, 2003	(unaudited)	(unaudited)
Net Loss	$(25,057)	$(11,152)	$(9,904)	$(6,959)	$(1,439)
Add back cumulative effect of change in accounting principle	—	—	3,018	3,018	—

Loss before cumulative effect of change in accounting principle	(25,057)	(11,152)	(6,886)	(3,941)	(1,439)
Add back amounts for computation of EBITDA:
Interest expense and loan guarantee fees	1,399	904	721	565	574
Income taxes	—	6	25	23	24
Depreciation and amortization	4,393	4,600	3,894	2,991	2,706

Earnings (loss) before interest, taxes, depreciation and amortization	$(19,265)	$(5,642)	$(2,246)	$(362)	$1,865

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Q & A regarding Possible Integration of

Tully’s Coffee Corporation (“Tully’s”) and Tully’s Coffee Japan (“TCJ”)

Q.    What kind of transaction is contemplated?

A.    No specific type of transaction has been agreed upon. The parties are at an early stage of discussions and are still looking at possible alternatives.

Q.    Why are you considering an integration or combination?

A.    Tully’s board of directors and management regularly assess alternative strategies for growing the company and for maximizing shareholder value. Tully’s is considering a transaction with TCJ as one possible path to achieving these goals. The two parties have a long and favorable relationship. TCJ is Tully’s largest licensee and has had considerable success in Japan. We are looking at a possible transaction in light of this history and experience.

Q.    What will Tully’s shareholders get in the event of this integration/combination?

A.    This has not been determined in these early stages of discussions. The Tully’s board is committed to acting in the best interests of the Company and would undertake a combination only if it made sense for Tully’s and its shareholders.

Q.    Who will run the company if there is an integration/combination?

A.    Again, we are at very early stages, but it is our intention that any integrated company would largely be managed by individuals presently with Tully’s and TCJ.

Q.    I am a Tully’s employee. What happens to me if there is an integration/combination?

A.    Tully’s talented and motivated employee group is a very important asset for the future success of our business, and we expect this would continue to be a priority if any integration of the businesses were to occur.

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Q & A regarding Possible Integration of

Tully’s Coffee Corporation (“Tully’s”) and Tully’s Coffee Japan (“TCJ”)

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Q.    Will this integration or combination permit an IPO or other liquidity event for shareholders?

A.    It is far too early to speculate about events after any possible integration or combination, but the Tully’s board is committed to undertaking a combination only if it makes sense for Tully’s and its shareholders.

Q.    Why has Tully’s decided to announce these discussions at this early stage?

A.    Tully’s general policy is not to comment upon rumors and speculation. However, based upon the level of inquiries and comments received by the company, it appears there may have been some leakage regarding the occurrence of these discussions, and Tully’s believes that public disclosure of the discussions is therefore appropriate.

Q.    When will further information be available about this possible integration of the companies?

A.    Tully’s does not anticipate making further public statements or responding to inquiries regarding this matter until such time as either a definitive agreement is reached or the discussions are terminated.

Q.    Is this combination the only strategic path under consideration by Tully’s?

A.    The Tully’s board of directors is considering this transaction as one possible path for the future, but the company will continue to execute its strategies toward improving overall operating performance while growing the business, and will continue to evaluate alternative strategies for maximizing shareholder value.